Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Dow Jones Industrial Average TM (ticker: “INDU”) an d S&P 500 Dynamic Participation Index (ticker: “SPXDPU1”) Pricing date: May 25, 2023 Valuation dates: Monthly Maturity date: May 31, 2028 Contingent coupon: At least 7.75% per annum*, paid monthly only if the closing value of the worst performer is greater than or equal to its coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. If the closing value of the worst performer on one or more valuation dates is less than its coupon barrier value and, on a subsequent valuation date, the closing value of the worst performer on that subsequent valuation date is greater than or equal to its coupon barrier value, your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments. Coupon barrier: 85% of its initial underlying value, f or each underlying Final buffer: 85% of its initial underlying value, f or each underlying Automatic early redemption: If on any autocall date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Monthly on valuation dates beginning after one year CUSIP / ISIN: 17331HNR3 / US17331HNR39 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Buffer percentage: 15% Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its final buffer : $1,000 • If the final underlying value of the worst performer is less than its final buffer: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its final buffer, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated April 27, 2023 * The actual contingent coupon rate will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Contingent Coupon Securities Linked to the Worst of INDU and SPXDPU1 Hypothetical Interim Payment per Security** Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,000.00 75.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 15.00% $1,000.00 - 15.10% $999.00 - 50.00% $650.00 - 100.00% $150.00 Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Worst Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date Hypothetical Redemption*** 100.00% $1,006.4583**** Redeemed 50.00% $1,006.4583**** Redeemed 25.00% $1,006.4583**** Redeemed 0.00% $1,006.4583**** Redeemed - 10.00% $6.4583**** Securities not redeemed - 15.00% $6.4583**** Securities not redeemed - 15.10% $0.00 Securities not redeemed - 50.00% $0.00 Securities not redeemed - 100.00% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security ** The hypotheticals assume that contingent coupon will be set at the lowest value indicated in this offering summary. *** Assumes the securities have not been previously redeemed on any interim valuation date. **** Plus any previously unpaid contingent coupon payments.

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier. You will only receive a contingent coupon payment that has not been paid on a subsequent contingent coupon payment date if and only if the closing value of the worst performer on the related valuation date is greater than or equal to its coupon barrier value. The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings . • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The S&P 500 Dynamic Participation Index is likely to significantly underperform the S&P 500 ® Index in a sustained falling U.S. equity market. • The S&P 500 Dynamic Participation Index is more volatile than the S&P 500 ® Index, which increases the riskiness of the securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying prel imi nary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying pre liminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration sta tem ents (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents . Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. Yo u m ay obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these docume nts by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. About the Underlyings S&P 500 Dynamic Participation Index • The S&P 500 Dynamic Participation Index … • Is calculated, maintained and published by S&P Dow Jones Indices LLC • Was first published on July 31, 2019 • Tracks the hypothetical performance of a dynamic “leverage overlay” methodology on the S&P 500 ® Index, which is designed to track the large capitalization sector of the U.S. equity market • The thesis of the S&P 500 Dynamic Participation Index … • May be thought of as reflecting a “buy the dip” strategy • Is based on a premise that downturns tend to be short - lived and that the S&P 500 ® Index will recover relatively quickly from any such downturns • Takes a trending down of the S&P 500 ® Index as a signal to “buy” (i.e., temporarily increase exposure to) the S&P 500 ® Index » There can be no assurance that the S&P 500 Dynamic Participation Index’s investment thesis will prove correct or that the index will effectively implement its investment thesis • The S&P 500 Dynamic Participation Index methodology consists of … 1. Calculating the percentage difference between the current closing value of the S&P 500 ® Index and its trailing 10 - day average 2. Determining the “leverage factor” by multiplying that percentage difference by a “leverage multiplier” of 50, subject to a maximum leverage factor of 100% 3. Adding the leverage factor to 100% to arrive at the overall leveraged exposure to the S&P 500 ® Index, subject to a maximum leveraged exposure of 200% 4. Subtracting an “excess return deduction” if the S&P 500 Dynamic Participation Index has greater than 100% exposure, and for only the leveraged portion Hypothetical Illustration of S&P 500 Dynamic Participation Index Methodology: Upturn Market Downturn Market S&P 500 ® Index ≥ its trailing 10 - day average S&P 500 ® Index < its trailing 10 - day average Exposure = 100% Exposure = 100% + 50 x d*, capped at 200% *d equals the difference between the current S&P 500 ® Index closing value and its trailing 10 - day average, expressed as a percentage of the current value. S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average Dow Jones Industrial Average TM Dow Jones Industrial Average TM is published by S&P Dow Jones Indices LLC and is a price - weighted index designed to track 30 common stocks chosen as representative of the broad market of U.S. industry. d *